Exhibit 97.1

CLAWBACK POLICY

December 2023

Scope
This Clawback Policy (the “Policy”) applies to any individual who, at the relevant time, is or was an Executive Officer (as defined below) of Brookfield Corporation (“Brookfield”) and/or any wholly-owned subsidiary of Brookfield, including those listed on Schedule A hereto, whose securities may be listed on a U.S. Stock Exchange (as defined below) from time to time (the “Listed Subsidiaries” and each, a “Listed Subsidiary”).
Purpose
Brookfield has, over many years, built a reputation for conducting business with integrity. Integrity, fairness and respect are hallmarks of our culture; our shared success depends on it. Brookfield expects its Executive Officers to lead by example. Should (i) an Executive Officer of Brookfield engage in Detrimental Conduct (as defined below) or (ii) Brookfield or any Listed Subsidiary (each, a “Subject Issuer”) be required to prepare an Accounting Restatement (as defined below), such Subject issuer will have the right to claw back certain excess Incentive-Based Compensation (as defined below) from its Executive Officers, on and subject to the terms provided for in this Policy.
Definitions
For the purposes of this Policy, the following terms will have the meanings set forth below:

“Accounting Restatement”	means any accounting restatement of a Subject Issuer’s financial statements due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct a material error in such Subject Issuer’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Award”
means any cash payments or equity awards granted or paid to an Executive Officer under the terms of any of Brookfield’s incentive compensation or short- or long-term incentive plans, including those plans listed on Schedule B to this Policy, at any point: (i) on or after the date the Executive Officer is determined to have engaged in Detrimental Conduct; and/or (ii) the two-year period prior to the date the Executive Officer is determined to have engaged in Detrimental Conduct.

“Detrimental Conduct”	means any conduct or activity, whether or not related to the business of Brookfield, that is determined in individual cases by the MRCC (as defined below), to constitute: (i) fraud, embezzlement, theft-in-office or other indictable offences; (ii) failure to abide by applicable financial reporting, disclosure and/or accounting guidelines; (iii) material violations of Brookfield’s Code of Business Conduct & Ethics; or (iv) material violations of Brookfield’s Positive Work Environment Policy (including the sexual harassment related provisions thereof).
“Erroneously Awarded Compensation”	means, in connection with any Accounting Restatement by any Subject Issuer, the amount of Incentive-Based Compensation received by an Executive Officer with respect to such Subject Issuer, that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officer had such Incentive-Based Compensation been determined based on the restated amounts after giving effect to such Accounting Restatement, without regard to any taxes paid by such Executive Officer.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Executive Officer”	means any person that is considered an “executive officer” of the Subject Issuer within the meaning of Rule 10D-1(d) under the Exchange Act and the applicable U.S. Stock Exchange Rules, and including, in the case of Brookfield, the senior executive officers listed as, or holding the position designated as being, senior management in Brookfield’s most recently filed annual report.
For clarity, in applying a Restatement Clawback, “Executive Officer” will include any person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation subject to such Restatement Clawback.
“Financial Reporting Measures”	means measures, with respect to the applicable Subject Issuer, that are determined and presented in accordance with the accounting principles used in preparing such Subject Issuer’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return.
“Incentive-Based Compensation”	means: (i) for purposes of applying a Restatement Clawback with respect to the applicable Subject Issuer, any compensation to any Executive Officer of such Subject Issuer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure for such Subject Issuer (including any Award that constitutes compensation described in this clause (i)); and (ii) for purposes of applying a clawback due to a Detrimental Conduct, any Award.

“MRCC”	means the Management Resources and Compensation Committee of Brookfield’s Board of Directors.
“Restatement Clawback”	means recovery and repayment of Erroneously Awarded Compensation from an Executive Officer of a Subject Issuer when such Subject Issuer is required to prepare an Accounting Restatement.
“Restatement Date”	means the date on which a Subject Issuer is required to prepare an Accounting Restatement (such date as determined by Rule 10D-1(b)(1)(ii) under the Exchange Act and the applicable U.S. Stock Exchange Rules).
“SEC”	means the U.S. Securities and Exchange Commission.
“U.S. Stock Exchange”	means the New York Stock Exchange and/or any other U.S. national securities exchange(s) on which the applicable Subject Issuer’s securities are listed.
“U.S. Stock Exchange Rules”	means Section 303A.14 of the New York Stock Exchange Listed Company Manual and/or the listing standards of any other U.S. national securities exchange(s) on which the applicable Subject Issuer’s securities are listed to implement Rule 10D-1 under the Exchange Act.
Accounting Restatements
In the event a Subject Issuer is required to prepare an Accounting Restatement, the MRCC (if such Subject Issuer is Brookfield) or the board of directors (or equivalent governing body, the “Board”) of the applicable Listed Subsidiary (if such Subject Issuer is a Listed Subsidiary) will review all Incentive-Based Compensation received by Executive Officers of such Subject Issuer (a) after beginning service as an Executive Officer of such Subject Issuer, (b) during the three completed fiscal years immediately preceding the applicable Restatement Date (as well as during any transition period specified in Rule 10D-1(b)(1)(i)(D) under the Exchange Act and the applicable U.S. Stock Exchange Rules), (c) while such Subject Issuer has a class of securities listed on a U.S. Stock Exchange, and (d) after the U.S. Stock Exchange Rules became effective. Incentive-Based Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of Incentive-Based Compensation occurs after the end of that period. If the MRCC or the Board of the applicable Listed Subsidiary, as applicable, determines that one or more Executive Officers of such Subject Issuer received any Erroneously Awarded Compensation in respect of such Subject Issuer in connection with such Accounting Restatement, such Subject Issuer shall, reasonably promptly after the Restatement Date, seek recoupment from such Executive Officers of all such Erroneously Awarded Compensation, subject to the exceptions set forth below under “—Recoupment Exceptions”. For the avoidance of doubt, in the event an Executive Officer has received Incentive-Based Compensation in respect of more than one Subject Issuer that is subject to an Accounting Restatement, the amount of Erroneously Awarded Compensation shall be calculated individually for each Subject Issuer, but without duplication in the event that the applicable Incentive-Based Compensation relates to the Financial Reporting Measures of more than one Subject Issuer. The MRCC or the Board of the applicable Listed Subsidiary, as applicable, will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder.
Calculation of Erroneously Awarded Compensation
For Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on such stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Subject Issuer must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange. Reference is further made to Rule 10D-1(b)(1)(iii) under the Exchange Act and the applicable U.S. Stock Exchange Rules for calculation of Erroneously Awarded Compensation.
Recoupment Exceptions
The applicable Subject Issuer must recover any Erroneously Awarded Compensation unless (i) the MRCC (if the Subject Issuer is Brookfield) or (ii) a committee of independent directors of the Board of the applicable Listed Subsidiary responsible for executive compensation decisions (or in the absence of such committee, the majority of the independent directors serving on the Board of the applicable Listed Subsidiary) (if the Subject Issuer is a Listed Subsidiary) determines that any of the impracticality exceptions set forth in Rule 10D-1(b)(1)(iv) under the Exchange Act and/or the applicable U.S. Stock Exchange Rules are available.
The applicable Subject Issuer’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements in connection with the Accounting Restatement have been filed.
Recoupment of Erroneously Awarded Compensation due to an Accounting Restatement will be made on a “no fault” basis, without regard to whether any misconduct or Detrimental Conduct occurred or whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.

Detrimental Conduct
In the event an Executive Officer of Brookfield is determined to have engaged in Detrimental Conduct, all Incentive-Based Compensation granted or paid to that Executive Officer may be subject to reduction, forfeiture, recoupment or similar treatment, in accordance with the terms of this Policy (to the extent not otherwise recoverable in connection with a Restatement Clawback pursuant to “—Accounting Restatements” above).
Where Detrimental Conduct is determined to have occurred, the MRCC will have the ability to: (i) require the Executive Officer to re-pay any Incentive-Based Compensation granted or paid to the Executive Officer; (ii) cancel/revoke any prior Incentive-Based Compensation that has not yet vested to, and any Incentive-Based Compensation that has vested to but has not yet been exercised or settled by, the Executive Officer; and/or (iii) require the Executive Officer to repay the cash value realized by the Executive Officer on any Incentive-Based Compensation that has already vested to the Executive Officer.
No Indemnification of Executive Officers
No Subject Issuer shall indemnify any Executive Officer against the loss of any Incentive-Based Compensation as a result of a Restatement Clawback under this Policy.
Indemnification of the Board
Any members of the MRCC or the Board of any Subject Issuer who assist in the administration of this Policy will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be fully indemnified by the applicable Subject Issuer to the fullest extent under applicable law and the applicable Subject Issuer’s policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the MRCC or the Board of any Subject Issuer under applicable law or any Subject Issuer policy.
Applicability
Each Award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted or paid to an Executive Officer will include (or will be deemed to include) a provision incorporating this Policy or the requirements of this Policy. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Subject Issuer.
Filing with the SEC
This Policy and any amendments thereto shall be filed with the SEC as an exhibit to Brookfield’s annual report on Form 40-F (or other applicable form) beginning with the first report as specified under applicable U.S. Stock Exchange Rules.
Further Reference to Applicable SEC and U.S. Stock Exchange Rules
The foregoing policy in respect of Restatement Clawbacks shall be qualified by reference to, is designed to comply with, and will be interpreted consistent with applicable SEC rules (including, without limitation, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act) and the applicable U.S. Stock Exchange Rules.
Interpretation
The MRCC and the Board of each Listed Subsidiary shall have full and final authority to make all determinations under this Policy with respect to any Erroneously Awarded Compensation in respect of the applicable Subject Issuer including, without limitation, whether the Policy applies and if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by the MRCC and/or the Board of the applicable Listed Subsidiary pursuant to the provisions of this Policy shall be final, conclusive and binding on all parties.
This Policy supersedes and replaces any previous clawback or clawback-related policies adopted by the Subject Issuer.

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This Policy was reviewed and approved by the Board of Directors of Brookfield and the Board of each Listed Subsidiary listed on Schedule A effective as of October 2, 2023.

SCHEDULE A
Listed Subsidiaries
This Policy applies to each wholly-owned subsidiary of Brookfield listed on a U.S. Stock Exchange, including the following:
•Brookfield Finance I (UK) plc
•Brookfield Finance Inc.

SCHEDULE B
Incentive Plans
To confirm, Incentive-Based Compensation granted or paid out under any Brookfield short- and long-term incentive plans/programs are and will continue to be subject to the terms of this Policy, including but not limited to the following:
•Management Incentive Plan
•Brookfield’s Global Management Stock Option Plan
•Brookfield’s Deferred Share Unit Plan
•Brookfield’s Escrowed Stock Plan /Escrowed Stock Investment
•Brookfield’s Management Share Option Plan
•Brookfield’s Restricted Stock Plan
•Brookfield’s Restricted Share Unit Plan